SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                -----------------
                              LARSCOM INCORPORATED
               (Exact name of issuer as specified in its charter)

            Delaware                                    94-2362692
 (State or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)

                            4600 Patrick Henry Drive
                              Santa Clara, CA 95054
                                 (408) 988-6600
                    (Address of Principal Executive Offices)
                                -----------------
        Larscom Incorporated Stock Option Plan For Non-Employee Directors
                    Larscom Incorporated Stock Incentive Plan
                Larscom Incorporated Employee Stock Purchase Plan
                            (Full title of the plans)
                                ----------------
                                 Deborah M. Soon
                             Chief Executive Officer
                              Larscom Incorporated
                            4600 Patrick Henry Drive
                              Santa Clara, CA 95054
                                 (408) 988-6600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------
                                    Copy to:
                              W. Leslie Duffy, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                ----------------
                  Approximate date of proposed sale to public:
                           From time to time after the
                             effective date of this
                             Registration Statement.
===============================================================================
                         CALCULATION OF REGISTRATION FEE
===============================================================================
                                        Proposed    Proposed
                                        Maximum      Maximum
                                        Offering    Aggregate
Title of Securities     Amount to be    Price Per   Offering     Amount of
 to be Registered        Registered       Share      Price    Registration Fee
-------------------------------------------------------------------------------
Class A Common Stock,                                               $10,910
par value $.01 per
share

Larscom Incorporated        205,000       $12(1)   $ 2,460,000(1)
Stock Option Plan For
Non-Employee Directors

Larscom Incorporated
Stock Incentive Plan      2,485,000       $12(1)   $29,820,000(1)

Larscom Incorporated
Employee Stock Purchase
Plan                        310,000       $12(1)   $ 3,720,000(1)
===============================================================================

(1) Estimated solely for the purpose of calculating the registration fee, computed pursuant to Rules 457 (h) under the Securities Act of 1933, as amended, based on the initial public offering price for the Class A Common Stock on December 18, 1996.

                                     PART I.

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.      Plan Information.*

ITEM 2.      Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents have been filed by Larscom Incorporated (the "Company") with the Securities and Exchange Commission (the "Commission") and are hereby incorporated by reference in this Registration Statement:

          (a) The Company's Registration Statement on Form S-1 (File No. 333-14001) (the "Form S-1"); and

          (b) The description of the Company's Class A Common Stock, $.01 par value per share, contained in the Company's Form S-1 filed as an Exhibit to the Company's Registration Statement on Form 8-A filed under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), on October 15, 1996 and incorporated by reference herein.

          All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.      DESCRIPTION OF SECURITIES.

          The class of securities offered hereby is registered under Section 12 of the Exchange Act.

ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not Applicable.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the General Corporation Law of the State of Delaware ("Section 145") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and/or amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Section 145 also states that the indemnification provided for in such Section shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of directors, officers, employees and agents of the corporation against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

          In addition, directors and officers of the Registrant are entitled to indemnification as provided in Article VI of its Bylaws. Such Article VI provides as follows:

          Section 6.1 Action, Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party






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


to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Corporation (other than a judicial action or suit brought by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation, or that, being or having been such a director or officer, he or she is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Agent"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding whether by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he or she had reasonable cause to believe that his or her conduct was unlawful. This Article may, at the Corporation's option, apply to other agents and employees of the Corporation.

          Section 6.2 Action, By or In the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was an Agent (as defined above) against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense, settlement or appeal of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

          Section 6.3 Determination of Right of Indemnification. No indemnification under Section 6.1 or 6.2 of this Article VI (unless ordered by a court) shall be made by the Corporation if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote consisting of directors who were not parties to such action, suit or proceedings, even though less than a quorum, or (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders, that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his or her conduct was unlawful.

          Section 6.4 Indemnification Against Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Agent has been successful on the merits or otherwise, including the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, or on appeal from any such proceeding, action, claim or matter, such Agent shall be indemnified against all expenses actually and reasonably incurred in connection therewith.

          Section 6.5 Advances of Expenses. Except as limited by Section 6.6 of this Article, expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding or investigation or any appeal therein shall be paid by the Corporation in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board of Directors by a majority vote of disinterested directors, or (if there are no such directors or such directors so direct) by independent legal counsel in a written opinion that, based upon the facts known to the Board or counsel at the time such determination is made, such person did not act in good faith and in a manner that such person believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his or her conduct was unlawful. In no event shall any advance be made in instances where the Board of Directors or independent legal counsel reasonably determines that such person deliberately breached his or her duty to the Corporation or its stockholders.

          Section 6.6 Right of Agent to Indemnification Upon Application; Procedure Upon Application. Any indemnification under Sections 6.1, 6.2, and 6.4, or advance under Section 6.5 of this Article shall be made promptly, and in any event within ninety days, upon the written request of the Agent, unless with respect to applications under Section 6.1, 6.2, or 6.5, a determination is reasonably and promptly made by the Board of Directors by a majority vote of disinterested directors that such Agent acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. In the event there are no such disinterested directors, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Agent acted in the manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Article shall be enforceable by the Agent in any court of competent jurisdiction, if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within ninety days. The Agent's expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

Section 6.7 Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this
Article is held by a court of competent jurisdiction to be unavailable to an indemnitee in whole or part, the Corporation shall, in such an event, after taking into account, among other things, contributions by other directors and officers of the Corporation pursuant to indemnification agreements or otherwise, and in the absence of personal enrichment, acts of intentional fraud or dishonesty or criminal conduct on the part of the Agent, contribute to the payment of Agent's losses to the extent that, after other contributions are taken into account, such losses exceed: (i) in the case of a director of the Corporation or any of its subsidiaries who is not an officer of the Corporation or any of such subsidiaries, the amount of fees paid to him or her for serving as a director during the 12 months preceding the commencement of the suit, proceeding or investigation; or (ii) in the case of a director of the Corporation or any of its subsidiaries who is also an officer of the Corporation or any of such subsidiaries, the amount set forth in clause (i) plus 5% of the aggregate cash compensation paid to said director for such office(s) during the 12 months preceding the commencement of the suit, proceeding or investigation; or (iii) in the case of an officer of the Corporation or any of its subsidiaries, 5% of the aggregate cash compensation paid to such officer for service in such office(s) during the 12 months preceding the commencement of such suit, proceeding or investigation.

          Section 6.8 Other Rights and Remedies. The indemnification provided by this Article shall not be deemed exclusive of, and shall not affect, any other rights to which an Agent seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Corporation and the agent who serves in such capacity at any time while these bylaws and other relevant provisions of the General Corporation Law and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

          Section 6.9 Insurance. Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

          Section 6.10 Constituent Corporations. For the purposes of this Article, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or who, being or having been such a director or officer, is or was serving at the request of such constituent corporation as a director or officer shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

          Section 6.11 Other Enterprises, Fines, and Serving at the Corporation's Request. For purposes of this Article, references to "other enterprises" in Sections 6.1 and 6.7 shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service by Agent as a director or officer of the Corporation which imposes duties on, or involves services by, such Agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

          Section 6.12 Savings Clause. If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, appeal, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated, or by any other applicable law.

ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.

          Not Applicable.

ITEM 8.      EXHIBITS.

          The following exhibits are filed as a part of this Registration
Statement:

Exhibit No.    Description

5 Opinion of Cahill Gordon & Reindel as to the legality of the Class A Common Stock being registered

23.1           Consent of Cahill Gordon & Reindel (included in Exhibit 5)

23.2           Consent of Price Waterhouse LLP

ITEM 9.      UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers of sales are being made, if applicable, a post-effective amendment to this Registration
     Statement: (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(a) and 1(b) shall not apply if the information required to be included therein is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on the 19th day of December, 1996.

                                     LARSCOM INCORPORATED

                                     By:  /s/ Deborah M. Soon
                                          ------------------------------
                                              Deborah M. Soon
                                              Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                Capacity in Which Signed                 Date

             *           President, Chief Executive           December 19, 1996
-----------------------  Officer and Director (Chief
Deborah M. Soon          Executive Officer)

             *           Vice President, Finance and          December 19, 1996
-----------------------  Chief Financial Officer (Chief
Bruce D. Horn            Financial Officer and Principal
                         Accounting Officer)

             *           Director                             December 19, 1996
-----------------------
Paul E. Graf

             *           Director                             December 19, 1996
-----------------------
Donald G. Heitt

             *           Director                             December 19, 1996
-----------------------
Kevin N. Kalkhoven

             *           Director                             December 19, 1996
-----------------------
Harvey L. Poppel

             *           Director                             December 19, 1996
-----------------------
Joseph F. Smorada

*  Pursuant to Power of Attorney filed with the Commission as Exhibit 24.1

/s/ Deborah M. Soon      Attorney-in-Fact                     December 19, 1996
-----------------------
Deborah M. Soon



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



                                  Exhibit Index

Exhibit No.                         Description

5 Opinion of Cahill Gordon & Reindel as to the legality of the Class A Common Stock being registered

23.1           Consent of Cahill Gordon & Reindel (included in Exhibit 5)

23.2           Consent of  Price Waterhouse LLP

24             Power-of-Attorney